Exhibit 99.1

Rimage Reports Record and Strongly Improved
First Quarter Sales and Earnings

Minneapolis, MN—April 20, 2005—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $20,875,000 for the first quarter of 2005 ended March 31, an increase of 45% from $14,444,000 in the year-earlier period. Net income rose 47% to $2,691,000 or $0.27 per diluted share, from $1,832,000 or $0.18 per diluted share in the first quarter of 2004. Rimage previously forecasted first quarter earnings of $0.21 to $0.23 per diluted share on revenues of $18.0 to $19.0 million.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our first quarter results were paced by stronger than anticipated sales into our targeted markets, reflecting the continued positive impact of our growth strategy that emphasizes strategic product development, strengthened sales and marketing initiatives and sales of consumable supplies. First quarter sales into the digital photography market were particularly strong as a major national retailer continued deploying our CD/DVD publishing systems as the digital output solution in its one-hour photo-finishing labs. This national rollout is expected to continue in 2005, but the pace of this deployment likely will proceed at an uneven pace. We also benefited from strong sales into the medical market, where CT, MRI, PACS and other medical imaging modalities are being retrofitted with our DiscLab digital output systems. In addition, we continued making solid progress at penetrating the business office market with our Desktop product line, reflecting the growing effectiveness of the mass market distribution channel that we are developing for this product family. Our targeted, emerging markets are also generating growing demand for consumable supplies, and sales of media kits containing blank discs and replacement ribbons and cartridges posted strong gains in this year’s first quarter. We anticipate further progress with our growth strategy going forward, making us believe the second quarter of 2005 should be another strong period for Rimage.”

Financial Highlights
Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 43% in the first quarter of 2005 and accounted for 35% of sales, compared to 36% in the first quarter of 2004. The strong growth of consumable supplies has been spurred by Rimage’s media kit strategy as well as by the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

International sales increased 23% in this year’s first quarter and accounted for 37% of total sales, compared to 43% in the year-earlier quarter. The European market continued to generate the majority of international sales for this period, but sales growth in Asia and Latin America was robust, reflecting intensified sales efforts in these regions. Currency effects increased worldwide sales by 2% in the first quarter of 2005.

Cash and marketable securities totaled $52,402,000 at March 31, 2005, virtually unchanged from $52,495,000 at December 31, 2004. First quarter uses of cash were related to increased accounts receivable due primarily to strong sales late in the quarter and growth-related expenditures on property, plant and equipment. Stockholders’ equity came to $65,747,000 at the end of this year’s first quarter, up from $62,721,000 at year-end 2004.

Second Quarter Guidance
For the second quarter of 2005 ending June 30, Rimage is forecasting earnings of $0.20 to $0.25 per diluted share on revenues of $19.0 to $21.0 million. This guidance reflects the previously-discussed uneven rate of deployment of Rimage’s equipment in the photo market by a major national retailer, in addition to increased product support expenses related to the May roll-out of the Rimage 360i, an important new Desktop publishing system.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated performance in 2005 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/261-2210
952/944-8144

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended March 31,
	2005	2004
Revenues	$20,875	$14,444
Cost of Revenues	11,265	7,370

Gross Profit	9,610	7,074
Operating Expenses:
Research and Development	1,279	1,125
Selling, General and Administrative	4,360	3,211

Total Operating Expenses	5,639	4,336

Operating Income	3,971	2,738
Other Income, Net	201	147

Income Before Income Taxes	4,172	2,885
Income Tax Expense	1,481	1,053

Net Income	2,691	1,832

Net Income Per Basic Share	$.29	$.20

Net Income Per Diluted Share	$.27	$.18
Basic Weighted Average
Shares Outstanding	9,422	9,168
Diluted Weighted Average
Shares Outstanding	10,092	9,920

Consolidated Balance Sheet Information:

	Balance As Of
	March 31, 2005	December 31, 2004
	(Unaudited)

Cash and Marketable Securities	$52,402	$52,495
Accounts Receivable	10,783	10,184
Inventories	7,106	7,396
Total Current Assets	72,641	71,665
Property and Equipment, Net	2,908	2,386
Total Assets	75,620	74,138
Current Liabilities	9,727	11,277
Stockholders’ Equity	65,747	62,721

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through April 27, 2005 by dialing 1-303-590-3000 and providing the 11028426 confirmation code. The webcast will be archived on Rimage’s website.